PREDICTMEDIX INC.

(the "Company")

AUDIT COMMITTEE CHARTER

This Charter establishes the composition, the authority, roles and responsibilities and the general objectives of the Company's audit committee, or its Board of Directors in lieu thereof (the "Audit Committee"). The roles and responsibilities described in this Charter must at all times be exercised in compliance with the legislation and regulations governing the Company and any subsidiaries.

Composition

(a) Number of Members. The Audit Committee must be comprised of a minimum of three directors of the Company, a majority of whom will be independent. Independence of the board members will be as defined by applicable legislation.

(b) Chair. If there is more than one member of the Audit Committee, members will appoint a chair of the Audit Committee (the "Chair") to serve for a term of one (1) year on an annual basis. The Chair may serve as the chair of the Audit Committee for any number of consecutive terms.

(c) Financially Literacy. All members of the audit committee will be financially literate as defined by applicable legislation. If upon appointment a member of the Audit Committee is not financially literate as required, the person will be provided with a period of three months to acquire the required level of financial literacy.

Meetings

(a) Quorum. The quorum required to constitute a meeting of the Audit Committee is set at a majority of members.

(b) Agenda. The Chair will set the agenda for each meeting, after consulting with management and the external auditor. Agenda materials such as draft financial statements must be circulated to all Audit Committee members for members to have a reasonable amount of time to review the materials prior to the meeting.

(c) Notice to Auditors. The Company's auditors (the "Auditors") will be provided with notice as necessary of any Audit Committee meeting, will be invited to attend each such meeting and will receive an opportunity to be heard at those meetings on matters related to the Auditor's duties.

(d) Minutes. Minutes of the Audit Committee meetings will be accurately recorded, with such minutes recording the decisions reached by the committee.

Roles and Responsibilities

The roles and responsibilities of the Audit Committee include the following:

External Auditor

The Audit Committee will:

(a) Selection of the external auditor. Select, evaluate and recommend to the Board, for shareholder approval, the Auditor to examine the Company's accounts, controls and financial statements.

(b) Scope of Work. Evaluate, prior to the annual audit by the Auditors, the scope and general extent of the Auditor's review, including the Auditor's engagement letter.

(c) Compensation. Recommend to the Board the compensation to be paid to the external auditors.

(d) Replacement of Auditor. If necessary, recommend the replacement of the Auditor to the Board of -18-Directors.

(e) Approve Non-Audit Related Services. Pre-approve all non-audit services to be provided by the Auditor to the Company or its subsidiaries.

(f) Direct Responsibility for Overseeing Work of Auditors. Must directly oversee the work of the Auditor. The Auditor must report directly to the Audit Committee.

(g) Resolution of Disputes. Assist with resolving any disputes between the Company's management and the Auditors regarding financial reporting. Consolidated Financial Statements and Financial Information

The Audit Committee will:

(h) Review Audited Financial Statements. Review the audited consolidated financial statements of the Company, discuss those statements with management and with the Auditor, and recommend their approval to the Board.

(i) Review of Interim Financial Statements. Review and discuss with management the quarterly consolidated financial statements, and if appropriate, recommend their approval by the Board.

(j) MD&A, Annual and Interim Earnings Press Releases, Audit Committee Reports. Review the Company's management discussion and analysis, interim and annual press releases, and audit committee reports before the Company publicly discloses this information.

(k) Auditor Reports and Recommendations. Review and consider any significant reports and recommendations issued by the Auditor, together with management's response, and the extent to which recommendations made by the Auditor have been implemented.

Risk Management, Internal Controls and Information Systems

The Audit Committee will:

(l) Internal Control. Review with the Auditors and with management, the general policies and procedures used by the Company with respect to internal accounting and financial controls. Remain informed, through communications with the Auditor, of any weaknesses in internal control that could cause errors or deficiencies in financial reporting or deviations from the accounting policies of the Company or from applicable laws or regulations.

(m) Financial Management. Periodically review the team in place to carry out financial reporting functions, circumstances surrounding the departure of any officers in charge of financial reporting, and the appointment of individuals in these functions.

(n) Accounting Policies and Practices. Review management plans regarding any changes in accounting practices or policies and the financial impact thereof.

(o) Litigation. Review with the Auditors and legal counsel any litigation, claim or contingency, including tax assessments, that could have a material effect upon the financial position of the Company and the manner in which these matters are being disclosed in the consolidated financial statements.

(p) Other. Discuss with management and the Auditors correspondence with regulators, employee complaints, or published reports that raise material issues regarding the Company's financial statements or disclosure.

Complaints

(q) Accounting, Auditing and Internal Control Complaints. The Audit Committee must establish a procedure for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal controls or auditing matters.

(r) Employee Complaints. The Audit Committee must establish a procedure for the confidential transmittal on condition of anonymity by the Company's employees of concerns regarding questionable accounting or auditing matters.

Authority

(a) Auditor. The Auditor, and any internal auditors hired by the company, will report directly to the Audit Committee.

(b) To Retain Independent Advisors. The Audit Committee may, at the Company's expense and without the approval of management, retain the services of independent legal counsels and any other advisors it deems necessary to carry out its duties and set and pay the monetary compensation of these individuals.

Reporting

The Audit Committee will report to the Board on:

(a) the Auditor's independence;

(b) the performance of the Auditor and any recommendations of the Audit Committee in relation thereto;

(c) the reappointment and termination of the Auditor;

(d) the adequacy of the Company's internal controls and disclosure controls;

(e) the Audit Committee's review of the annual and interim consolidated financial statements;

(f) the Audit Committee's review of the annual and interim management discussion and analysis;

(g) the Company's compliance with legal and regulatory matters to the extent they affect the financial statements of the Company; and

(h) all other material matters dealt with by the Audit Committee.